Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 10, General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, of our report dated May 15, 2019 with respect to the financial statements of GenResults, LLC as of and for the years ended December 31, 2018 and 2017, and our report dated October 1, 2019 with respect to the financial statements of Talatek, LLC as of and for the years ended December 31, 2018 and 2017, which appear in such General Form for Registration of Securities for the registration of Cerberus Cyber Sentinel Corporation common stock.

/s/ SEMPLE, MARCHAL & COOPER, LLP

Semple, Marchal & Cooper, LLP Certified Public Accountants and Consultants

Phoenix, Arizona

October 1, 2019